EXHIBIT 99.1
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[Nucleus logo]

               NUCLEUS TO ACQUIRE INNOVATIVE TECHNOLOGY SOLUTIONS

Chicago, IL -- June 9, 1999 -- Nucleus, Inc. (NASDAQ OTC-BB: NCLS) today announced it has entered into a letter of intent to acquire Innovative Technology Solutions, Inc. (ITS), a Seattle-based provider of information technology solutions. ITS had 1998 revenues of approximately $11.3 million, with revenues of $5.8 million for the three months ended March 31, 1999. Terms of the transaction were not disclosed.

Nucleus' President and CEO, John Paulsen said, "ITS provides us with a strong foothold in the technology-rich Pacific Northwest. The shareholders, Kathy Rogers and Scott Wetzel, have grown ITS' revenues exponentially over the past few years -- establishing ITS as a preeminent provider of technology solutions. This transaction represents our third acquisition since the Special Shareholders' Meeting was held on April 15, 1999."

Paulsen added, "We feel that ITS will serve as a formidable platform for growth and will capitalize on our strategy to offer customers a single-source for data, voice, video, Internet and computer hardware and software based on Internet technology."

ITS maintains its headquarters in Seattle, WA, providing a full range of IT services to its prestigious client base. Nucleus (www.enucleus.com) is an Internet Solution Provider, leveraging the Internet as the platform to deliver information technology and communications.

The information contained in this press release, including any "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934 contained herein, should be reviewed in conjunction with the Company's annual report on the form 10-KSB and other publicly available information regarding the Company, copies of which are available from the Company upon request. Such publicly available information sets forth many risks and uncertainties related to the Company's business and such statements, including risks and uncertainties related to that, are unpredictable and outside of the influence and/or control of the Company.


Contact:    Nucleus, Inc.
            Ted Hartley, Executive Vice President & CFO
            (312) 683-9000